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                                                                    Exhibit 99.1



                               FOR IMMEDIATE RELEASE

                        SANDERS MORRIS HARRIS GROUP DECLARES
                          DIVIDEND FOR SECOND QUARTER 2002


HOUSTON - JUNE 7, 2002 -- Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced that its board of directors, consistent with its previously adopted dividend policy, declared a cash dividend for the second quarter of 2002, in the amount of $0.025 per share of common stock. The cash dividend will be payable on July 9, 2002, to common stockholders of record at the close of business on June 25, 2002.

         While Sanders Morris intends to declare dividends in subsequent quarters, any future dividends of the Company will be at the discretion of the board of directors after taking into account various factors, including general economic and business conditions, its strategic plans, its financial results and condition, its expansion plans, any contractual, legal or regulatory restrictions on the payment of dividends, and such other factors the board considers relevant.

Sanders Morris Harris Group is a diversified financial services holding company based in Houston, Texas that provides investment banking services and manages over $3.6 billion in client assets. Its operating entities are Sanders Morris Harris, Pinnacle Management & Trust Co., SMH Capital Advisors, Inc. and Kissinger Financial Services. Additional information is available at WWW.SMHG.NET.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group's expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company's control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the Company's services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company's trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; and (11) demand for the Company's service. The Company does not undertake any obligation to update or revise any forward-looking statement.